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Exhibit 10.1
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                         EXECUTIVE EMPLOYMENT AGREEMENT
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      THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") executed and effective the 1st day of March 2011 (the "Effective Date"), by and between DYNATRONICS CORPORATION, a Utah corporation having its principal place of business in Salt Lake City, Utah (the "Company"), and LARRY K. BEARDALL, a resident of Utah (the "Executive" and, together with the Company, the "Parties").


                                R E C I T A L S:

      WHEREAS, Executive has been and currently is engaged by the Company to serve as an executive officer of the Company;

      WHEREAS, Executive is currently employed by the Company pursuant to the terms of an Employment Agreement between the Company and Executive effective as of March 1, 2009, which agreement was entered into by the Parties following the mutual termination of an earlier Employment Agreement between them prior to its expiration date (collectively, the "Prior Agreements");

      WHEREAS, Executive desires to continue his employment with the Company on the terms and conditions set forth herein; and

      WHEREAS, the Company desires to continue such employment relationship and enter into this Agreement, which will supersede the Prior Agreements and set forth the terms and conditions under which Executive will continue to serve the Company; and

      WHEREAS, the Company has agreed to employ Executive in exchange for Executive's compliance with the terms and conditions contained herein.


                               A G R E E M E N T:

      NOW, THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

      1. Definitions. For purposes of this Agreement, all initially capitalized words and phrases used in this Agreement have the following meanings:

      "Affiliate" shall mean, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such individual or entity.

            "Agreement" shall have the meaning set forth in the introductory paragraph above.

            "Application" shall have the meaning set forth in Section 9.

            "Base Salary" shall have the meaning set forth in Section 4(a)

            "Board" shall mean the Board of Directors of the Company.

            "Bonus" shall have the meaning set forth in Section 4(b).

            "Business" shall mean the business of the design, manufacture, marketing and distribution of physical medicine products and aesthetic products.

            "Cause" shall mean that Executive has (a) continually failed to substantially perform his duties to the Company, including, without limitation, failing to increase sales; or (b) been grossly negligent in the discharge of his duties to the Company (in any case, other than by reason of a Disability, physical or mental illness or analogous condition); or (c) been convicted of or pled nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element; or (d) materially breached any material Company policy or agreement with the Company.

            "Change of Control" shall mean the first of the following events to occur after the Effective Date:

            (a) any Person or group of Persons together with its Affiliates, but excluding (i) the Company or any of its Subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company);

            (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

            (c) the consummation of a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

            (d) the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

            (e) the occurrence of any transaction or series of transactions deemed by the Board to constitute a change in control of the Company.

Notwithstanding the foregoing, (i) a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (ii) a "Change of Control" shall not occur for purposes of this Agreement as a result of any primary or secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission.

In addition, notwithstanding the foregoing, to the extent that (i) any payment under this Agreement is payable solely upon or following the occurrence of a Change of Control and (ii) such payment is treated as "deferred compensation" for purposes of Code Section 409A, no event that would not qualify as a "change in the ownership of the Company," a "change in the effective control of the Company," or a "change in the ownership of a substantial portion of the assets of the Company" as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations, shall be treated as a "Change of Control" under this Agreement.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Committee" shall have the meaning set forth in Section 4(a).

            "Company" shall have the meaning set forth in the introductory paragraph above.

            "Confidential Information" means (a) information of the Company or any Subsidiary thereof, to the extent not considered a Trade Secret under applicable law, that (i) relates to the Business of the Company or any Subsidiary thereof; (ii) possesses an element of value to the Company or any Subsidiary thereof; (iii) is not generally known to the Company's competitors; and (iv) would damage the Company, or any Subsidiary thereof, if disclosed, and
(b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, future business plans, the composition, description, schematic or design of products, future products or equipment of the Company or any Subsidiary thereof, communication systems, audio systems, system designs and related documentation, advertising or marketing plans, information regarding independent contractors, Employees, clients and Customers of the Company or any Subsidiary thereof, and information concerning the Company's financial structure and methods and procedures of operation. Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of an unauthorized disclosure, has been independently developed and disclosed by others without violating this Agreement or the legal rights of any Party or otherwise enters the public domain through lawful means.

            "Contact" means any interaction between Executive and a Customer which (a) takes place in an effort to establish, maintain and/or further a business relationship on behalf of the Company, or any Subsidiary thereof, and
(b) occurs during the last year of Executive's employment with the Company.

            "Customer" means any person or entity to whom the Company, or any Subsidiary thereof, has sold or has solicited to sell its products or services.

            "Defense Costs" has the meaning set forth in Section 13.

            "Disability" means a physical or mental condition entitling Executive to benefits under the applicable long-term disability plan of the Company or any of its Subsidiaries, or if no such plan exists, a "permanent and total disability" (within the meaning of Code Section 22(e)(3)) or as determined by the Company in accordance with applicable laws. Notwithstanding the foregoing, to the extent that (i) any payment under this Agreement is payable solely upon the Executive's Disability and (ii) such payment is treated as "deferred compensation" for purposes of Code Section 409A, Disability shall have the meaning provided in Section 1.409A-3(i)(4) of the Treasury Regulations.

            "Duties" means, solely for purposes of Section 8 of this Agreement, functioning as the Company's Executive Vice President of Business Development, Sales & Marketing. The Executive will exercise the authority and assume the responsibilities: (i) specified in the Company's Bylaws; (ii) of an Executive Vice President of a corporation of the size and nature of the Company; and (iii) prescribed by the Board from time to time, with the current description set forth in Exhibit A, attached hereto and by reference made a part hereof.

            "Effective Date" shall have the meaning set forth in the introductory paragraph above.

            "Employee" means any person who (a) is employed by the Company, or any Subsidiary thereof, at the time Executive's employment with the Company terminates; (b) was employed by the Company, or any Subsidiary thereof, during the last year of Executive's employment with the Company; or (c) is employed by the Company, or any Subsidiary thereof, during the Restricted Period.

            "Employment Period" shall have the meaning set forth in Section 3.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Executive" shall have the meaning set forth in the introductory paragraph above.

            "Fiscal Year" shall mean the 12-month period ending June 30 each year or such other period as the Company may hereafter elect as its Fiscal Year for financial reporting purposes.

            "Good Reason" means (a) a demotion of Executive, including his removal as an executive officer of the Company, provided, however, that a change in title shall not in and of itself constitute a "demotion" for purposes of this subsection (a); (b) a material diminution in Executive's duties or responsibilities (provided, however, that the failure of Executive to be elected to the Company's Board of Directors, or a requirement to utilize skills in addition to those utilized in Executive's current position, and/or a change in direct reports to reflect the organizational structure of the Company prior to, or of any successor entity following a Change of Control, shall not in and of itself be considered a "material diminution" as contemplated by this subsection
(b)); (c) a reduction of ten percent (10%) or more in Executive's annual Base Salary; (d) the failure to pay any Bonus earned for any year, including a year in which a Change of Control occurs pursuant to the terms of any applicable plan or arrangement in effect prior to such Change of Control; (e) the relocation of Executive's principal place of employment to a location more than fifty (50) miles from Executive's principal place of employment, except for required travel on the Company's business to an extent substantially consistent with Executive's historical business travel obligations; or (f) an election by Executive within ninety (90) days following a Change of Control, to resign and terminate his employment. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder, provided that Executive provides the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason and the Company shall have failed to remedy such act or omission within thirty (30) days following its receipt of such notice.

            "Incentive Plans" means the Company's (i) 1992 Amended and Restated Stock Option Plan, and (ii) 2005 Equity Incentive Award Plan, as amended from time to time.

            "Licensed Materials" means any materials that Executive utilizes for the benefit of the Company (or any Subsidiary thereof), or delivers to the Company or the Company's Customers, which (a) do not constitute Work Product,
(b) are created by Executive or of which Executive is otherwise in lawful possession and (c) Executive may lawfully utilize for the benefit of, or distribute to, the Company or the Company's Customers.

            "Parties" shall have the meaning set forth in the introductory paragraph above.

            "Person" shall mean a "person" as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company (or any Subsidiary thereof),
(b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

            "Prior Agreements" shall have the meaning set forth in the recitals above.

            "Restricted Period" means the period of time encompassing Executive's employment with the Company and two (2) years after termination of Executive's employment with the Company.

            "Separation Conditions" shall have the meaning set forth in Section 6(c).

            "Severance Delay Period" means the period beginning on the date of the Executive's termination of employment with the Company and ending on the thirtieth day thereafter. Notwithstanding the foregoing, in the event that the Executive's termination of employment occurs in connection with an exit incentive program or other employment termination program offered to a group or class of employees, as defined under the Older Worker Benefit Protection Act, 29 U.S.C. Section 626, the Severance Delay Period shall mean the period beginning on the date of the Executive's termination of employment with the Company and ending on the sixtieth day thereafter.

            "Subsidiary" means a corporation, partnership or other entity of which a majority of the voting interests of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries or Subsidiaries, or both, by the Company.

            "Territory" means the continental United States.

            "Trade Secrets" means information of the Company (or any Subsidiary thereof), and its licensors, suppliers, clients and Customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential Customers or suppliers which is not commonly known by or available to the public and which information (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

            "Without Cause" which shall mean any termination of employment by the Company which is not defined in Section 5(a) through Section 5(g) of this Agreement.

            "Work Product" means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of Executive and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by Executive while employed by the Company and that either (i) is created within the scope of Executive's employment; (ii) is based on, results from or is suggested by any work performed within the scope of Executive's employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing; (iii) has been or will be paid for by the Company; or (iv) was created or improved in whole or in part by using the Company's time, resources, data, facilities or equipment.

            2. Employment and Duties.

            (a) The Company shall employ Executive as Executive Vice President of Business Development, Sales & Marketing. Executive shall perform all duties that are consistent with Executive's position and that may otherwise be assigned to Executive by the Company from time to time. Executive shall report directly to the Chief Executive Officer or any other executive designated by the Board from time to time.

            (b) Executive agrees to (i) devote all necessary working time required of Executive's position; (ii) devote Executive's best efforts, skill and energies to promote and advance the Business and/or interests of the Company and its Subsidiaries; and (iii) fully perform Executive's obligations under this Agreement.

            (c) During Executive's employment, Executive shall not render services to any other entity, regardless of whether Executive receives compensation, without the prior written consent of the Company. Executive may, however, (i) engage in community, charitable and educational activities; (ii) manage Executive's personal investments; and (iii) with the prior written consent of the Board (or a designated committee thereof), serve on corporate boards or committees of up to two (2) public companies other than the Company and a reasonable number of privately held companies including companies operated or controlled by the Executive or a relative or family member of the Executive, provided, however, that such activities do not conflict or interfere with the performance of Executive's obligations under this Agreement or conflict with the interests of the Company.

            (d) Executive agrees to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including without limitation, those described in the Company's employee handbook and Code of Business Conduct and Ethics. If this Agreement conflicts with such policies or procedures, this Agreement will control.

            (e) As an officer of the Company, Executive owes a duty of care and loyalty to the Company as well as a duty to perform such duties in a manner that is in the best interests of the Company.

      3. Term of Agreement. The term of this Agreement shall be for a period of five (5) years, commencing on the Effective Date and terminating on the fifth anniversary of the Effective Date (together with any and all Renewal Terms, as defined below, the "Employment Period"), provided, however, that the restrictive covenants applicable to and all post-termination obligations of Executive contained in Section 8 of this Agreement shall survive termination of this Agreement; provided, that following the initial five-year Employment Period, the term of this Agreement shall be automatically renewed for successive one-year terms (each a "Renewal Term") without action by either Party; and provided, however, that either Party may terminate its obligations hereunder at the end of the initial five-year Employment Period and any Renewal Term thereafter by giving the other Party written notice of termination at least thirty (30) days and no more than ninety (90) days before the end of the initial five-year term or the subsequent Renewal Term, as the case may be.

      4. Compensation. During the Employment Period, the compensation of the Executive shall be as provided by this Section 4.

      (a) Base Salary. Company will pay to the Executive an annual base salary ("Base Salary") as determined from time to time by the Compensation Committee of the Board (the "Committee"), minus applicable withholdings, payable in accordance with the Company's normal payroll practices. Executive's Base Salary will be adjusted annually at the discretion of the Committee based upon the performance of Executive and the Company. At the Effective Date, Executive's Base Salary is One Hundred and Sixty Thousand Dollars ($160,000).

      (b) Bonus. During the Employment Period, Executive will be eligible to receive an annual bonus, if, as determined by the Committee in its sole discretion, Executive meets certain criteria established from year to year by the Committee (the "Bonus"). Executive will not receive any Bonus if Executive does not meet such criteria. The Bonus will be subject to all applicable withholdings and will be paid (to the extent earned) in quarterly installments or as otherwise determined by the Committee. The initial Bonus payable under this Agreement shall be as provided on the attached Exhibit B, by this reference incorporated in and made a part of this Agreement.

      (c) Incentive Savings and Retirement Plans. The Executive shall be entitled to participate, during the Employment Period, in all incentive (including annual and long-term incentive) savings and retirement plans, 401(k), practices, policies and programs generally available to other senior executives of the Company.

      (d) Welfare Benefits. Executive and/or the Executive's family, as the case may be, shall be entitled to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs generally provided by the Company (including without limitation, medical, prescription, dental, disability, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) at a level that is equal to other senior executives of the Company.

      (e) Fringe Benefits. Executive shall be entitled to participate in all fringe benefit programs generally provided by the Company to its senior executives. As of the Effective Date, those fringe benefits include (i) use of a luxury class Company vehicle ("Company Vehicle") or a corresponding automobile allowance, including the payment of gas, oil, maintenance and insurance in connection with such Company Vehicle or allowance, as the case may be, (ii) life insurance benefit with a minimum face value of $100,000, with premiums paid by the Company, (iii) disability insurance benefits paid by the Company for the present UNUM policy or its replacement, and (iv) a term life insurance policy in the face amount of $750,000 with Executive as owner of the policy and beneficiaries as designated by Executive. Executive acknowledges that the payment of benefits under this Section 4 (e), including, without limitation, Executive's personal use of the Company Vehicle, may be subject in part or full to withholding and payment of income and other taxes for which Executive shall be responsible.

      (f) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses which are incurred by the Executive. The Executive shall be reimbursed upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to senior executives of the Company. Executive may retain all frequent traveler benefits accrued, including reimbursements as allowed by Company policy for the use of such benefits for work-related corporate travel. The Company will also provide a reasonable allowance to reimburse Executive for travel and lodging expenses for Executive's spouse to accompany him on a maximum of two (2) business trips per year made by Executive on Company business within the scope of his duties under this Agreement.

      (g) Office and Support Staff. Executive shall be entitled to an office, furnishings, supplies, and other appointments, commensurate with the position occupied by Executive, all of which shall be adequate for the performance of the Executive's duties. Executive may hire staff to assist Executive in his duties. Executive may use furnished supplies and equipment for reasonable and incidental non-business purposes.

      (h) Paid Time Off. The Executive shall be entitled to up to five (5) weeks of paid time off ("PTO") per calendar year. Such PTO shall accrue without cancellation, expiration or forfeiture, subject however to the policy of the Company that no PTO may be carried over from any prior year.

      (i) Stock Options. Executive holds fully-vested options (the "Options") to purchase 25,000 shares of the Company's common stock par value $.001 per share ("Common Stock") at $1.42 per share with an expiration date of November 22, 2015, and 40,000 shares of Common Stock at $1.72 per share with an expiration date of May 24, 2015. Subject to (i) the terms of the Incentive Plans, and (ii)
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the Options shall be deemed qualified Incentive Stock Options under Section 422 of the Code.

      (j) Restricted Stock Award. Executive is granted a restricted stock award ("Restricted Stock Award") of 200,000 shares of the Company's common stock, in the form attached hereto as Exhibit B, by this reference incorporated in and made a part of this Agreement. In addition, the Company shall gross up the Executive's salary to minimize the tax implications related to the vesting of the Restricted Stock Award made pursuant to this Section 4(j), up to an amount not to exceed 20 percent (20%) of the taxable value of such award. The gross-up amount, if any, under this Section 4(j) will not be paid to Executive, but it will be applied by the Company against payment of any withholding obligation it may have in connection with the grant or the payments to be made under this
Section 4(j).


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

      5. Termination. This Agreement and Executive's employment may be terminated by any of the following events:

      (a) Expiration of the Employment Period;

      (b) Mutual written agreement between Executive and the Company at any time;

      (c) Executive's death;

      (d) Executive's Disability which renders Executive unable to perform the essential functions of Executive's job even with reasonable accommodation;

      (e) By the Company for Cause;

      (f) By Executive for Good Reason;

      (g) Resignation by Executive without Good Reason; or (h) Without Cause, which shall mean any termination of employment by the Company which is not defined in Section 5(a) through Section 5(g) above.

      6. Company's Post-Termination Obligations.

      (a) Termination under Sections 5(a), 5(b), 5(c), 5(d), 5(e) and 5(g).

                  (1) If Executive's employment terminates for the reasons set forth in Section 5(c), Section 5(d), Section 5(e) or Section 5(g) above, then the Company will pay Executive (i) all accrued but unpaid wages, based on Executive's then current Base Salary, through the termination date; (ii) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company's policies and submitted within five (5) business days of Executive's termination date; and (iii) solely in the event this Agreement is terminated pursuant to either Section 5(c) or Section 5(d) during an annual Bonus period, all earned and accrued but unpaid Bonuses prorated to the date of Executive's death or Disability. Amounts payable pursuant to this Section 6(a)(1) above shall be paid within thirty (30) days of the Executive's termination date.

                  (2) In addition, solely in the event that termination occurs for the reasons set forth in Section 5(a) (due to a notice given by the Company pursuant to Section 3) or Section 5(d), if within eighteen (18) months of such termination a Change of Control takes place, the Company shall make a lump-sum cash transition payment to Executive in the amount of $400,000, payable at the date of closing of the Change of Control transaction and the portion, if any, of the Restricted Stock Award remaining unvested at the original date of termination shall be restored and delivered to Executive. If Executive's employment terminates for any of the reasons set forth in Section 5(a) (due to a notice given by the Company pursuant to Section 3) or in Section 5(b) above, then the Company will pay Executive (i) all accrued but unpaid wages through the termination date, based on Executive's then current Base Salary; (ii) a separation payment equal to twelve (12) months of Executive's then current Base Salary; (iii) all accrued but unpaid vacation through the termination date, based on Executive's then current Base Salary; (iv) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company's policies and submitted within five (5) business days of Executive's termination date; and (v) all earned and accrued but unpaid Bonuses. Fifty percent (50%) of the amounts or benefits payable under this Sections 6(a)(2)(i), (ii), (iii) and (v) shall be paid on the first regularly scheduled payroll period occurring immediately following the expiration of the Severance Delay Period, with the balance to be paid ratably according to the scheduled payroll practices of the Company over the subsequent six (6) months. Payment of amounts or benefits under Section 6(a)(2)(iv) shall be made according to established policy of the Company.

      (b) Termination Under Sections 5(f) and 5(h).

                  (1) If Executive's employment terminates for any of the reasons set forth in Section 5(f) or Section 5(h) above, then the Company will pay Executive (i) all accrued but unpaid wages through the termination date, based on Executive's then current Base Salary; (ii) a separation payment equal to twelve (12) months of Executive's then current Base Salary; (iii) all accrued but unpaid vacation through the termination date, based on Executive's then current Base Salary; (iv) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company's policies and submitted within five (5) business days of Executive's termination date; and (v) all earned and accrued but unpaid Bonuses.

                  (2) In addition, (i) the Company shall transfer to the Executive title, free and clear of all encumbrances, to either (a) the Company Vehicle used by the Executive at the time the Executive's employment with the Company terminates, or (b) a vehicle of substantially similar market value as the market value of the Company Vehicle at the time Executive's employment with the Company terminates; (ii) the Restricted Stock Award shall immediately vest to the extent any portion thereof remains unvested at such termination date, provided, however, no tax bonus as provided in 4(j) shall be paid on the accelerated vesting portion of the stock, but only on the portion that vests in the year of termination; and (iii) the Company shall make a cash payment to Executive in the amount of $400,000.

                  (3) Fifty percent (50%) of the cash amounts or benefits payable under this Section 6(b) shall be paid on the first regularly scheduled payroll period occurring immediately following the expiration of the Severance Delay Period, with the balance to be paid ratably according to the scheduled payroll practices of the Company over the subsequent six (6) months; provided, however, that the amount payable under Section 6(b)(2)(iii), above, shall be payable in equal quarterly installments of $50,000 commencing at the end if the first calendar quarter from the date of termination and continuing until paid in full, and the amount payable under Section 6(b)(1)(iv) shall be paid in accordance with Company policy and practice.

                  (4) Except as set forth in this Section 6(b), the Company shall have no other obligations to Executive for termination pursuant to Sections 5(f) and 5(h).

      (c) The Company's obligation to provide the payments set forth in Section 6(a) and Section 6(b) above shall be conditioned upon the following (the "Separation Conditions"):

                  (i) Executive's (or, in the case of Executive's death or Disability, Executive's estate or trustee, as applicable) execution (and the expiration of any applicable revocation period) of a separation agreement in a form prepared by the Company prior to the expiration of the Severance Delay Period, which will include a general release from liability so that Executive will release the Company and its Subsidiaries from any and all liability and claims of any kind as permitted by law; and

                  (ii) Executive's compliance with the restrictive covenants (Section 8) and all post-termination obligations, including, but not limited to, the obligations contained in this Agreement.

      (d) If Executive does not execute (or revokes) an effective separation agreement as set forth in Section 6(c) above prior to the expiration of the Severance Delay Period (or if any applicable revocation period has not yet ended prior to such time), the Company will not provide any payments or benefits to Executive under Section 6(a) and Section 6(b). The Company's obligation to make the separation payments set forth in Section 6(a) and Section 6(b) shall terminate immediately upon any breach by Executive of any post-termination obligations to which Executive is subject.

      (e) Except as provided in this Section 6, following termination of Executive's employment pursuant to Section 5, and except as provided in Section 7 in the event of a Change of Control, the Company shall have no other obligations for compensation of Executive.

      7. Change of Control.

            (a) Notwithstanding anything to the contrary in the Incentive Plans or any award agreement, upon a Change of Control, (i) all of Executive's outstanding unvested equity-based awards (including, but not limited to, the Restricted Stock Award) granted pursuant to the Incentive Plans, shall vest and become immediately exercisable and unrestricted, without any action by the Board or any committee thereof, and (ii) Executive shall be paid a one-time lump sum bonus in the amount of $400,000 in connection with the closing of the Change of Control transaction.

            (b) The payments and benefits set forth in this Section 7 shall be provided to Executive in lieu of any benefits to which Executive may be entitled under Section 6(b)(2)(ii) and (iii) above; provided, however, that Executive's right to receive the separation payments and benefits set forth in this Section 7 shall be subject to the Separation Conditions set forth in Section 6(c) above.

            8. Executive's Post-Termination Obligations.

            (a) Return of Materials. Upon the termination of Executive's employment for any reason, Executive shall return to the Company all of the Company's property, including, but not limited to, keys, passcards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials and any other property, record, document or piece of equipment belonging to the Company.

            (b) Set-Off. If Executive has any outstanding obligations to the Company upon the termination of Executive's employment for any reason, Executive hereby authorizes the Company to deduct any amounts owed to the Company from Executive's final paycheck and/or any amounts that would otherwise be due to Executive, including under Section 6 or Section 7 above, but only to the extent such set-off is made in accordance with Treasury Regulation 1.409A-3(j)(4)(xiii). No other set-off shall be permitted under this Agreement.

            (c) Non-Disparagement. During Executive's employment and upon the termination of Executive's employment with the Company for any reason, Executive shall not make any disparaging or defamatory statements, whether written or verbal, regarding the Company.

            (d) Restrictive Covenants. Executive acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company and will not impair or infringe upon Executive's right to work or earn a living after Executive's employment with the Company terminates.

            (e) Trade Secrets and Confidential Information.

                  (i) Executive represents and warrants that Executive (A) is not subject to any legal or contractual duty or agreement that would prevent or prohibit Executive from performing the duties contemplated by this Agreement or otherwise complying with this Agreement, and (B) is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

                  (ii) Executive agrees that Executive will not (A) use, disclose or reverse engineer Trade Secrets or Confidential Information for any purpose other than the Company's Business, except as authorized in writing by the Company; (B) during Executive's employment with the Company, use, disclose or reverse engineer (1) any confidential information or trade secrets of any former employer or third party or (2) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (C) upon Executive's resignation or termination with the Company (1) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Executive's possession or control or
(2) destroy, delete or alter Trade Secrets or Confidential Information without the Company's prior written consent.

                  (iii) The obligations under this Section 8 shall remain in effect as long as Trade Secrets and Confidential Information constitute trade secrets or confidential information under applicable law. The confidentiality, property and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws and laws concerning fiduciary duties.

            (f) Non-Competition. During the Restricted Period, Executive agrees that Executive shall not perform services which are substantially similar and/or equivalent to the Duties, individually or on behalf of any person, firm, partnership, association, business organization, corporation or entity engaged in the Business within the Territory. The Parties agree and acknowledge that (i) the periods of restriction and Territory of restriction contained in this Agreement are fair and reasonable in that they are reasonably required for the protection of the Company and that the Territory is the area in which Executive performs services for the Company and (ii) by having access to information concerning Employees and actual or prospective Customers of the Company or any of its Subsidiaries, Executive shall obtain a competitive advantage as to the Company.

            (g) Non-Solicitation of Customers. During the Restricted Period, Executive will not, directly or indirectly, solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business within the Territory. The restrictions set forth in this Section 8(g) apply only to the Customers with whom Executive had Contact.

            (h) Non-Recruitment of Employees. During the Restricted Period, Executive will not, directly or indirectly, solicit, recruit or induce any Employee to (i) terminate his or her employment relationship with the Company or any of its Subsidiaries or (ii) work for any other person or entity engaged in the Business.

            (i) Post-Employment Disclosure. During the Restricted Period, Executive shall provide a copy of this Agreement to persons and/or entities for whom Executive works or consults as an owner, partner, joint venturer, employee or independent contractor. If, during the Restricted Period, Executive works or consults for another person or entity as an owner, partner, joint venturer, employee or independent contractor, Executive shall provide the Company with such person or entity's name, the nature of such person or entity's business, Executive's job title and a general description of the services Executive will provide.

            (j) Resignation. Upon the termination of Executive's employment with the Company for any reason and upon the request of the Company, Executive shall deliver to the Company a written resignation from all offices, membership on the Board and fiduciary positions in which Executive serves for the Company and each of its Subsidiaries and Affiliates.

      9. Work Product. Executive's employment duties may include creating, developing and/or inventing in areas directly or indirectly related to the Business of the Company or to a line of business that the Company may reasonably be interested in pursuing. If ownership of all right, title and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, Executive assigns all presently-existing Work Product to the Company and agrees to assign, and automatically assigns, all future Work Product to the Company. The Company will have the right to obtain, and hold in its own name, copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity and any other protection available in the Work Product. At the Company's request, Executive agrees to perform, during or after Executive's employment with the Company, any acts to transfer, perfect and defend the Company's ownership of the Work Product, including, but not limited to (a) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an "Application"); (b) explaining the nature of the Work Product to persons designated by the Company; (c) reviewing Applications and other related papers; or (d) providing any other assistance reasonably required for the orderly prosecution of Applications. Executive agrees to provide the Company with a written description of any Work Product in which Executive is involved (solely or jointly with others) and the circumstances attendant to the creation of such Work Product.

      10. License. During Executive's employment and after Executive's employment with the Company terminates, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to (a) make, use, sell, copy, perform, display, distribute or otherwise utilize copies of the Licensed Materials; (b) prepare, use and distribute derivative works based upon the Licensed Materials; and (c) authorize others to do the same. Executive shall notify the Company in writing of any Licensed Materials Executive delivers to the Company.

      11. Release. During Executive's employment and after Executive's employment with the Company terminates, Executive consents to the Company's use of Executive's image, likeness, voice or other characteristics in the Company's products or services. Executive releases the Company from any causes of action that Executive has or may have arising out of the use, distribution, adaptation, reproduction, broadcast or exhibition of such characteristics.

      12. Injunctive Relief. Executive agrees that, if Executive breaches
Section 8 of this Agreement, (a) the Company would suffer irreparable harm; (b) damages would be difficult to determine, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (c) if the Company seeks injunctive relief to enforce this Agreement, Executive hereby waives and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach; (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information; or
(iii) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company's right to any other remedies at law or in equity.

      13. Payment of Defense Costs. If Executive is individually named as a defendant in a lawsuit relating to or arising out of Executive's employment with the Company, then the Company agrees to pay the reasonable attorneys' fees and expenses Executive incurs in defending such lawsuit (the "Defense Costs"). The Company will not pay any damages or any other sums or relief for which Executive is held personally liable. If Executive is held liable, then Executive agrees to reimburse the Company for all Defense Costs the Company paid to Executive or on Executive's behalf. The Company's obligation under this Section 13 shall not apply to any claim or lawsuit brought by the Company against Executive. Payment of the Defense Costs shall be the Company's only obligation under this Section 13; provided, however, that nothing in this Section 13 shall be construed to limit either Party's rights or obligations under any indemnification agreement or the Company's organizational documents, as applicable

      14. Clawback. Notwithstanding anything contained herein to the contrary, any amounts paid or payable to Executive pursuant to this Agreement or otherwise by the Company, including, but not limited to, any equity compensation granted to Executive, may be subject to forfeiture or repayment to the Company in accordance with Code Section 409A and pursuant to any clawback policy as adopted by the Board from time to time, and Executive hereby agrees to be bound by any such policy.

      15. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

      16. Attorneys' Fees. In the event of litigation relating to this Agreement, the prevailing Party shall be entitled to recover attorneys' fees and costs of litigation in addition to all other remedies available at law or in equity.

      17. Waiver. Either Party's failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Either Party's waiver of any breach of this Agreement shall not act as a waiver of any other breach.

      18. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement, including without limitation the Prior Agreements. Other than the terms of this Agreement, no other representation, promise or agreement has been made with Executive to cause Executive to sign this Agreement.

      19. Amendments. This Agreement may not be amended or modified except in a writing signed by both Parties.

      20. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation or sale of a majority of the Company's stock or assets and shall be binding upon Executive. Executive shall not have the right to assign Executive's rights or obligations under this Agreement. The covenants contained in Section 8 of this Agreement shall survive the termination of Executive's employment with the Company, regardless of which Party causes the termination or the reason for the termination.

      21. Governing Law. The laws of the State of Utah shall govern this Agreement. If Utah's conflict of law rules would apply another state's laws, the Parties agree that Utah law shall still govern.

      22. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted this Agreement shall not be considered in its interpretation.

      23. Notices. Whenever any notice is required, it shall be given in writing addressed as follows:

         If to the Company:        DYNATRONICS CORPORATION
                                   7030 Park Centre Drive
                                   Salt Lake City, Utah 84121

        With a copy                DURHAM JONES & PINEGAR
        (which shall not           Attn: Kevin R. Pinegar, Esq.
        constitute notice) to:     111 East Broadway, Suite 900
                                   Salt Lake City, Utah 84111

        If to the Executive:       Larry K. Beardall
                                   8898 Cobblestone Way
                                   Sandy, UT 84093

Notice shall be deemed given and effective when deposited in the U.S. mail, sent to the receiving Party by electronic means or when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other Party of such change in accordance with this Section.

      24. Consent to Jurisdiction and Venue. Executive agrees that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Utah. Executive consents to the personal jurisdiction of the state and/or federal courts located in Utah. Executive waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue in any action brought in such courts.

      25. Affirmation. Executive acknowledges that Executive has carefully read this Agreement, Executive knows and understands its terms and conditions and Executive has had the opportunity to ask the Company any questions Executive may have had prior to signing this Agreement.

      26. Compliance with Code Section 409A and Other Applicable Provisions of the Code.

            (a) It is intended that (i) each payment or installment of payments provided under this Agreement is a separate "payment" for purposes of Code
Section 409A, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if the Company determines
(i) that on the date of Executive's "separation from service" (as such term is defined under Treasury Regulation 1.409A-1(h)) or at such other time that the Company determines to be relevant, Executive is a "specified employee" (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, and
(ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive's "separation from service" (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive's death. Any payments delayed pursuant to this Section 26 shall be made in a lump sum on the first day of the seventh month following Executive's "separation from service" (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive's death. It is intended that Agreement shall comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.

            (b) In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive's employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Code Section 409A, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

            (c) Notwithstanding anything herein to the contrary, a termination of Executive's employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A (and Treasury Regulation 1.409A-1(h)) (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Code Section 409A (and Treasury Regulation 1.409A-1(h)), and for purposes of any such provision of this Agreement, references to a "termination," "termination of employment," "termination date," or similar terms shall mean "separation from service."

            (d) For the avoidance of doubt, the Company shall pay any amounts that are due under this Agreement following Executive's termination of employment, death, Disability or other event within the periods of time that are specified in this Agreement, provided, however, that the Company, in its sole and absolute discretion, shall determine the date or dates on which any such payment shall be made during such specified period.

            (e) By accepting this Agreement, Executive hereby agrees and acknowledges that neither the Company nor its Subsidiaries make any representations with respect to the application of Code Section 409A to any tax, economic or legal consequences of any payments payable to Executive hereunder. Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Code
Section 409A to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Code Section 409A to the tax and legal consequences of payments payable to Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate Executive for any violation of Code Section 409A that my occur in connection with this Agreement. The Parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.





                          Signatures on Following Page

      IN WITNESS WHEREOF the Parties have executed this Agreement on the date first written above.



                                           DYNATRONICS CORPORATION,
                                           a Utah corporation


                                           By: /s/ Kelvyn H. Cullimore, Jr.
                                               --------------------------------
                                           Name:   Kelvyn H. Cullimore, Jr.
                                           Title:  President and CEO


                                           LARRY K. BEARDALL,
                                           an individual

                                            /s/ Larry K. Beardall
                                           ------------------------------------
                                           Larry K. Beardall

                                   EXHIBIT A



Responsibilities and Authority of Executive Vice President of Business Development, Sales & Marketing



Responsibilities:
-----------------

Manages and directs all Business Development and Marketing functions

Receives reports of General Sales Manager (or equivalent)

Hiring of personnel for his department

Develops and supervises execution of Marketing strategies

Develops product definition for all manufactured products

Drives for improvement of existing products

Evaluates products for distribution

Management Team Member

Receives reports on sales efforts of the Company from appropriate Sales executives



Authority:
---------

Acts in full stead of President/CEO in the latter's absence

Fully empowered to decide and implement Marketing strategies

Development of Customer Incentive Programs within allowed budgets

Hires needed personnel to meet the Marketing business plan (compensation packages require advance approval of the President/CEO)

Approves expenditures for marketing travel, trade shows, advertising and other budget categories within his purview (as approved by the Board)

May grant exceptions to Company policies for employees under his management

Signs Purchase Orders for equipment, supplies, and services for his department:
</= $50,000 (Higher amounts require approval of President/CEO)

Approves non-manufactured products for distribution

                                   EXHIBIT B

                          BONUS PLAN FISCAL YEAR 2011



The Bonus payable to Executive under Section 4(b) of the Executive Employment Agreement dated February __, 2011, for the fiscal years ending June 30, 2011 ("Fiscal Year 2011") and June 30, 2012 ("Fiscal Year 2012"), shall be determined as provided below, with future period Bonus payments to be determined at the option of the Compensation Committee of the Company, and paid subject to the terms and conditions set forth in the Executive Employment Agreement.

The Fiscal Year 2011 and Fiscal Year 2012 Bonuses shall be an amount equal to:

      (1) One and one-half of one percent (0.015 times) the gross profit margin of the Company in excess of $3,200,000 quarterly; and

      (2) A percentage of quarterly pre-tax profit of the Company as follows:

            (a) four percent (0.04 times) pre-tax profits in excess of $75,000 up to $150,000; and

            (b) five percent (0.05 times) pre-tax profits in excess of $150,000 up to $400,000; and

            (c) six percent (0.06 times) pre-tax profits in excess of $400,000.

                                   EXHIBIT C

            FORM OF RESTRICTED STOCK AWARD CERTIFICATE AND AGREEMENT

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